Exhibit 99.1

Company Contact:	Investor Contact:
Laura Cornstubble	Todd Fromer / Garth Russell
Corporate Communications Manager	KCSA Strategic Communications
972.881.2900 x3574	212-896-1215 / 212-896-1250
lcornstubble@pfsweb.com	tfromer@kcsa.com / grussell@kcsa.com

Mike Willoughby Named President of PFSweb, Inc.
PLANO, TX, September 1, 2010 — PFSweb, Inc. (Nasdaq: PFSW), Mark C. Layton, Chairman and Chief Executive Officer of PFSweb Inc., an international provider of end-to-end eCommerce solutions for leading online retailers and manufacturers, today announced that Mike Willoughby has been promoted to President of PFSweb, Inc.
In announcing the promotion, Mr. Layton stated “It is with great honor that I announce the promotion of Mike Willoughby to the position of President of PFSweb, Inc. Over the past few years, Mike has served as President of our Services division where he created and brought to fruition PFSweb’s End2End eCommerce® offering that has become the cornerstone of our rapidly growing Direct to Consumer (DTC) market segment. Mike’s vision and strong leadership have become an integral part of our expanding success in the exciting web commerce industry. Today’s announcement is further recognition of the commitment Mike has demonstrated throughout his career at PFSweb. This expanded role will allow Mike to work with me to further contribute to the overall strategic development of the future vision and direction of our entire company.”
“I am honored to continue to serve PFSweb and I look forward to building on the successes of our Services business in this expanded role. I am privileged to be part of a wonderful team of professionals led by Mark Layton and we are all focused on continuing to grow our company while providing a world class solution to each of our clients,” stated Willoughby.
Previously Mr. Willoughby served as President of PFSweb’s Services Division and continues to serve as the company’s Chief Information Officer. Willoughby joined PFSweb as Vice President of eCommerce in 1999, where he led the group responsible for the acquisition, development, integration and support of world-class technologies, and was promoted to CIO in 2001. He is a graduate of Abilene Christian University with a degree in Business Administration. Mr. Willoughby will continue to report to PFSweb, Inc. Chairman and Chief Executive Officer, Mark C. Layton.

About PFSweb, Inc.
PFSweb develops and deploys comprehensive end-to-end eCommerce solutions for Fortune 1000, Global 2000 and brand name companies, including interactive marketing services, global fulfillment and logistics and high-touch customer care. The company serves a multitude of industries and company types, including such clients as P&G, LEGO, Carter’s, AAFES, Riverbed, InfoPrint Solutions Company, Hawker Beechcraft Corp., Roots Canada Ltd. and Xerox.
Through its wholly owned eCOST.com subsidiary, PFSweb also serves as a leading multi-category online discount retailer of high-quality new, “close-out” and manufacturer recertified brand-name merchandise for consumers and small to medium size business buyers. The eCOST.com brand markets approximately 270,000 different products from leading manufacturers such as Sony, Hewlett-Packard, Denon, JVC, Canon, Nikon, Panasonic, Toshiba, Microsoft, Garmin, Braun, Sharp, Cuisinart, Bissell and Hoover primarily over the Internet and through direct marketing.
To find out more about PFSweb, Inc. (NASDAQ: PFSW), visit the company’s websites at http://www.pfsweb.com and http://www.ecost.com.
The matters discussed herein consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. PFSweb’s Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the six months ended June 30, 2010 identify certain factors that could cause actual results to differ materially from those projected in any forward looking statements made and investors are advised to review the Annual and Quarterly Reports and the Risk Factors described therein. PFSweb undertakes no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known.